Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF

FUTURE FINTECH GROUP INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned corporation hereby submits these Articles of Amendment (the “Amendment”) to the corporation’s Second Amended and Restated Articles of Incorporation:

1.	The name of the corporation is Future FinTech Group Inc. (the “Corporation”).

2.	Section 1.01 of Article III Capital Stock of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated as follows:

1.01       Authorized Stock. The total number of shares of common stock, par value $0.001 per share (the “Common Stock”), which the Company shall have authority to issue is 300,000,000. The total number of shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), which the Company shall have authority to issue is 10,000,000.

3.	The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	The Amendment was unanimously approved by the Board of Directors of the Corporation on February 12, 2021 and by shareholders holding a majority of the issued and outstanding shares of the Corporation’s capital stock on February 12, 2021 in accordance with the Florida Business Corporation Act.

5.	The Amendment will be effective upon filing.

DATED as of March 18, 2021.

FUTURE FINTECH GROUP INC.

By	/s/Shanchun Huang
Shanchun Huang, Chief Executive Officer